Exhibit 99.1

FINAL

SAVVIS REPORTS RECORD THIRD QUARTER REVENUES

Revenues Increase 20% Year Over Year and 13% Sequentially

Diversified Revenue More Than Doubles Year Over Year and Increases 37% Sequentially

St. Louis, MO, October 28, 2003 — SAVVIS Communications Corporation (NASDAQ: SVVS), a leading global managed IP and managed hosting services provider, today announced results for the third quarter ended September 30, 2003.

Consolidated revenues for the quarter increased 20% to a record $67.9 million versus $56.7 million for the third quarter of 2002. SAVVIS’ gross margin for the current quarter expanded to $25.5 million, or 38% of revenues, from $19.0 million, or 34% of revenues for the same quarter of 2002.

SAVVIS’ consolidated net loss for the quarter was $(23.7) million versus $(15.8) million for the same quarter last year. The increase in the net loss for the current quarter was principally due to a loss of $8.1 million recorded for the previously announced sale of the Company’s Hazelwood, Missouri data center to Reuters in July.

Commenting on third quarter results, Rob McCormick, SAVVIS’ chairman and chief executive officer, said “SAVVIS’ third quarter performance reflects increasing interest in our managed utility model as well as our continued focus on managing costs. We continue to execute on our business plan by expanding revenues and diversifying our customer base. Diversified revenue1 shows sustained growth, and now comprises over half of SAVVIS’ total revenues. In addition, we successfully completed the acquisition of WAM!NET’s commercial assets, and expect additional opportunities and synergies from this transaction.”

McCormick continued, “Going forward, we believe there is a growing distinction between the traditional telecom carriers and the emerging, more focused providers delivering value-added services, such as SAVVIS. We believe we are well positioned and already benefiting as our customers increase their attention on value and cost of ownership.”

Consolidated Revenues

Consolidated revenues for the quarter increased 20% year over year and grew 13% sequentially. Reuters and Moneyline Telerate revenues for the quarter decreased 18% when compared to the same quarter of 2002 and 5% sequentially.

Diversified revenue for the quarter expanded to $34.1 million, rising over 120% when compared to the third quarter of 2002 and increasing 37% sequentially due to strong growth in Managed Services2. Managed IP VPN diversified revenue increased 115% and Managed Hosting diversified revenue rose 432% when compared to the same quarter last year. As compared to the second quarter of 2003, Managed IP VPN diversified revenue increased 43% and Managed Hosting diversified revenue increased 38%. The considerable increases in Managed IP VPN diversified revenue were partially the result of revenues from customers acquired in the previously announced WAM!NET transaction, which closed August 1, 2003, with the remainder due to the addition of new customers and the expansion of business with existing customers. Excluding the impact of WAM!NET, Managed IP VPN diversified revenue increased 74% over the same quarter last year and 16% sequentially. The significant increase in Managed Hosting diversified revenue in the current quarter over the same quarter last year was the result of the transition of Intel Online Services (“IOS”) customers, along with steady growth in sales beyond IOS.

Internet access revenue in the current quarter grew 20% over the same quarter of last year and 20% sequentially.

Margin Improvements Continue

Gross margin widened to $25.5 million in the current quarter, from $19.0 million in the third quarter of 2002 and $20.0 million in the prior quarter. As a percentage of revenues, gross margin grew to 38% in the quarter, up from 34% in the prior year and 33% sequentially. These improvements were achieved as the result of SAVVIS’ continued focus on reducing its per unit data communications costs, as well as operating cost synergies resulting from the acquisition of WAM!NET’s commercial assets.

Selling, general, and administrative expenses (“SG&A”) for the quarter increased to $23.2 million, from $22.0 million in the prior quarter, but as a percentage of revenues declined to 34%, from 37% in the second quarter of 2003. The improvement was due to prior period planned investments in sales and marketing generating returns, and the Company continuing to leverage the existing infrastructure with revenue growth. SG&A for the same period last year was $16.7 million, or 30% of revenues.

Jeff Von Deylen, SAVVIS’ chief financial officer, added, “SAVVIS’ financial performance continues to improve. Net proceeds generated by the sale of the Hazelwood data center have strengthened our financial position through higher cash balances and reduced debt levels. Our long-term outlook is enhanced by our revenue growth, improved cost structure, low capex, minimal financing payments, and increasing margins.”

Cash Flow and Balance Sheet

Net cash used in operating activities in the quarter was $(1.5) million, versus $(10.5) million in the same quarter a year ago and $4.4 million generated in the prior quarter of 2003. The balance sheet and cash position continued to be on target, with Days Sales Outstanding (“DSO”) continuing to be below 20 days, and cash required for interest and payments on existing capital leases expected to be below $0.2 million for the remainder of 2003.

As previously announced, in August of 2003 SAVVIS acquired certain assets and commercial customer contracts of WAM!NET, a leading global provider of content management and delivery services. SAVVIS paid $3.0 million at closing and anticipates additional consideration to be paid starting in the second quarter of 2004, based on revenue performance from acquired WAM!NET customers.

Also in the current quarter, SAVVIS closed the sale of its Hazelwood, Missouri data center to Reuters. Of the $35.0 million in gross proceeds, $12.9 million was used to reduce debt and approximately $3.1 million for transaction related deposits and expenses. SAVVIS recorded an $8.1 million loss on the sale.

[1]	Diversified Revenue is revenue from customers other than Reuters and Moneyline Telerate.
[2]	Managed Services are Managed IP VPN and Managed Hosting services.

Operational Highlights

•	Added 1,341 (net) new customers in the third quarter (including customers acquired as part of the WAM!NET transaction), such as the U.S. Fund for UNICEF, architectural firm HOK S-V-E, entertainment industry leader Deluxe, and global financial services company ITG. SAVVIS also expanded existing relationships with Time, Inc. and Universal Music Group, among others.

•	SAVVIS introduced a new suite of fully-managed network-based voice application services for enterprise IT environments which reduce costs while also enhancing employee productivity. These services are designed to work with both legacy and IP-based voice networks, and enable customers to receive all the benefits of conferencing, 800, and follow-me services without the need for capital investment.

•	SAVVIS launched its Business Partner Program which included new business partner agreements with CMS, LinkSource, PlanetOne, and Intelisys.

Financial Highlights

•	Third quarter revenues of $67.9 million (highest in company’s history).

•	Third quarter gross margin, in both absolute and as a percentage of revenues, the largest ever generated by SAVVIS in a single quarter.

•	Revenues from Reuters and Moneyline Telerate now comprise less than half of total company revenues, as opposed to 83% of total revenues that were represented by Bridge (prior to its assets being acquired by Reuters and Moneyline Telerate) at the time of SAVVIS’ IPO in February of 2000.

About SAVVIS

SAVVIS Communications (NASDAQ: SVVS) is a leading managed services provider that delivers IP VPNs (virtual private networks), hosting, and application services to businesses. SAVVIS solutions are designed for industries with demanding information technology requirements including legal, media, retail, professional services, healthcare, manufacturing, and financial services.

Known as The Network that Powers Wall StreetSM, SAVVIS was ranked #3 in IP VPN market share by IDC in its 2003 report, trailing only AT&T and WorldCom, and its network reliability was declared “perfect” in Network World magazine’s groundbreaking study of backbone performance. SAVVIS recently won the first ever American Business Awards “Stevie”TM in the category of “Best Customer Service Organization.” SAVVIS’ managed hosting services were awarded the Service Provider Excellence Award by Boardwatch magazine for its virtualized approach to managed hosting, and the Market Engineering Award from Frost & Sullivan for product differentiation and innovation.

For more information about SAVVIS’ Intelligent IP NetworkSM and managed hosting solutions, visit: http://www.savvis.net.

Financial tables to follow.

A copy of this release and associated tables will be available on www.savvis.net. The quarterly earnings conference call will take place on October 28, 2003 at 9:00 AM Eastern and will be available on http://www.savvis.net/company/investors/index.html. Investors should then click on the Conference Calls section. The presentation for the call will be under the Presentations section. Please call 888-405-4399 (domestic) or 610-769-3888 (international). The passcode is “SAVVIS NEWS” and the conference leader is Nancy Bridgman Lysinger. A replay of the call will begin one hour after the end of the call on Tuesday, October 28, 2003 and will continue until 10:00 p.m. eastern on Tuesday, November 4, 2003. To access the replay, dial 800-944-0939 (domestic), or 402-220-2249 (international). An audio version of the conference call is permanently available on http://www.savvis.net/company/investors/index.html. in the Audio Archives section.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from SAVVIS’ expectations. Certain factors that could affect actual results are set forth as risk factors in SAVVIS’ SEC reports and filings, including its annual report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission on February 28, 2003.

For More Information, Investors Contact:	For More Information, Media Contact:

Nancy Bridgman Lysinger	Carter B. Cromley
VP, Treasurer	Director of Public Relations & Analyst Relations
703-234-8000	703-234-8000
nancy.lysinger@savvis.net	carter.cromley@savvis.net

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SAVVIS Communications Corporation

Condensed Consolidated Statements of Operations

(dollars in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
TOTAL REVENUES(1)	$67,922	$56,656	$183,473	$180,048
Data communications and operations expenses(2)	42,395	37,671	119,457	126,278

GROSS MARGIN	25,527	18,985	64,016	53,770
Gross margin percentage	38%	34%	35%	30%
Sales, general, and administrative expenses	23,185	16,735	67,750	49,811
Depreciation and amortization	13,281	13,204	44,428	44,624
Asset impairment and restructuring charges	—	—	7,903	1,000
Loss on sale of data center	8,106	—	8,106	—
Non-cash equity-based compensation	2,660	2,786	7,984	8,247

TOTAL OTHER OPERATING EXPENSES	47,232	32,725	136,171	103,682

LOSS FROM OPERATIONS	(21,705)	(13,740)	(72,155)	(49,912)
NON-OPERATING INCOME/(EXPENSES):
Interest income	130	115	365	327
Interest expense	(2,134)	(2,131)	(6,492)	(9,280)
Gain on extinguishment of debt	—	—	—	58,285

TOTAL NON-OPERATING INCOME / (EXPENSES)	(2,004)	(2,016)	(6,127)	49,332

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(23,709)	(15,756)	(78,282)	(580)
Cumulative effect of change in accounting principle	—	—	—	(2,772)

NET LOSS	(23,709)	(15,756)	(78,282)	(3,352)
Accreted and deemed dividend on preferred stock	(8,445)	(7,000)	(24,635)	(66,741)

LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(32,154)	$(22,756)	$(102,917)	$(70,093)

BASIC AND DILUTED LOSS PER COMMON SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE(3)	$(0.34)	$(0.24)	$(1.09)	$(0.72)
Cumulative effect of change in accounting principle	—	—	—	(0.03)

BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.34)	$(0.24)	$(1.09)	$(0.75)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING(3)	94,619,986	93,616,371	94,083,903	93,513,597

(1)	Includes $21,348 and $63,112 from affiliates for the three and nine months ended September 30, 2003, respectively, and $23,695 and $81,937 from affiliates for the three and nine months ended September 30, 2002, respectively.

(2)	Exclusive of depreciation shown separately below.

(3)	As the effects of including the incremental shares associated with options are antidilutive, they are not included in the weighted average common shares outstanding.

SAVVIS Communications Corporation

Condensed Consolidated Balance Sheets

(dollars in thousands)

	September 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,258	$32,159
Trade accounts receivable, net (including affiliated parties)	10,968	15,117
Prepaid expenses and other current assets	4,730	3,810

TOTAL CURRENT ASSETS	43,956	51,086

Property and equipment, net	63,511	129,262
Restricted cash	7,843	6,384
Intangibles, net and other non-current assets	12,559	9,742

TOTAL ASSETS	$127,869	$196,474

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$24,097	$28,528
Current portion of capital lease obligations	889	2,705
Other accrued liabilities	20,604	15,469

TOTAL CURRENT LIABILITIES	45,590	46,702

Capital lease obligations, net of current portion	54,940	62,444
Other accrued liabilities	19,335	10,411

TOTAL LIABILITIES	119,865	119,557

STOCKHOLDERS’ EQUITY:
Preferred stock	236,449	217,006
Common stock	955	941
Additional paid-in capital	333,871	351,772
Accumulated deficit	(556,714)	(478,432)
Deferred compensation	(4,089)	(12,270)
Treasury stock, at cost	(16)	(16)
Accumulated other comprehensive loss:
Cumulative foreign currency translation adjustment	(2,452)	(2,084)

TOTAL STOCKHOLDERS’ EQUITY	8,004	76,917

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$127,869	$196,474

SAVVIS Communications Corporation

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
OPERATING ACTIVITIES:
Net loss	$(23,709)	$(15,756)	$(78,282)	$(3,352)
Reconciliation of net loss to net cash used in operating activities:
Gain on extinguishment of debt	—	—	—	(58,285)
Asset impairment and restructuring charges	—	—	7,903	1,000
Loss on sale of data center	8,106	—	8,106	—
Cumulative effect of change in accounting principle	—	—	—	2,772
Accrued interest	1,759	1,758	5,388	6,853
Depreciation and amortization	13,281	13,204	44,428	44,624
Non-cash equity-based compensation	2,660	2,786	7,984	8,247
Net changes in operating assets and liabilities:
Trade accounts receivable	(2,951)	19,804	4,149	19,967
Prepaid expenses and other	(310)	(493)	(920)	1,046
Other non-current assets	1,271	359	2,182	1,906
Accounts payable	(2,999)	(30,333)	(5,709)	(54,088)
Other accrued liabilities	1,352	(1,855)	490	(7,783)

Net cash used in operating activities	(1,540)	(10,526)	(4,281)	(37,093)

INVESTING ACTIVITIES:
Capital expenditures	(5,897)	(2,707)	(14,710)	(4,869)
Purchase of WAM!NET assets	(3,118)	—	(3,118)	—
Proceeds from sale of data center	35,000	—	35,000	—
Reimbursement of leasehold improvements	—	804	—	804

Net cash provided by / (used in) investing activities	25,985	(1,903)	17,172	(4,065)

FINANCING ACTIVITIES:
Exercise of stock options	869	3	869	55
Issuance of preferred stock, net of issuance costs	—	20,190	—	97,161
Payments under capital lease obligations	(14,010)	(1,740)	(15,307)	(9,336)
Repayment of borrowings	—	—	—	(12,757)
Funding of letters of credit (restricted cash)	(2,100)	—	(2,100)	(2,522)
Reductions in restricted cash	—	—	641	—

Net cash provided by / (used in) financing activities	(15,241)	18,453	(15,897)	72,601

Effect of exchange rate changes on cash and cash equivalents	(631)	(792)	(895)	(1,756)

NET INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	8,573	5,232	(3,901)	29,687

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	19,685	38,860	32,159	14,405

CASH AND CASH EQUIVALENTS, END OF PERIOD	$28,258	$44,092	$28,258	$44,092

SAVVIS Communications Corporation

Selected Condensed Consolidated Financial Information

(dollars in thousands, except employee and customer information)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2003	June 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002
Revenues by customer:
Diversified revenues
Managed IP VPN	$19,325	$13,487	$8,989	$44,480	$24,193
Managed Hosting	9,437	6,818	1,775	19,162	5,273
Internet Access	4,569	3,792	3,798	12,040	12,703
Other	770	793	928	2,279	2,381

Subtotal	$34,101	$24,890	$15,490	$77,961	$44,550

Reuters SA and Moneyline Telerate (1)	33,821	35,460	41,166	105,512	135,498

Total revenues	$67,922	$60,350	$56,656	$183,473	$180,048

EBITDA reconciliation:
Operating loss	$(21,705)	$(27,978)	$(13,740)	$(72,155)	$(49,912)

Depreciation and amortization	13,281	15,400	13,204	44,428	44,624
Non-cash equity based compensation	2,660	2,667	2,786	7,984	8,247
Asset impairment and restructuring charges	—	7,903	—	7,903	1,000
Loss on sale of data center	8,106	—	—	8,106	—

Adjusted EBITDA (2)	$2,342	$(2,008)	$2,250	$(3,734)	$3,959

Other consolidated operating data:
Number of customers	3,593	2,252	1,747	3,593	1,747
Number of employees	1,007	897	651	1,007	651

(1)	Includes $2,464 in revenues from Bridge for the nine months ended September 30, 2002.

(2)	“Adjusted EBITDA” is operating earnings before depreciation, amortization, non-cash equity-based compensation, asset impairment and restructuring charges, and loss on sale of data center. We have included information concerning adjusted EBITDA because our management believes that in our industry such information is a relevant measurement of a company’s financial performance and liquidity. The calculation of adjusted EBITDA is not specified by accounting principles generally accepted in the United States of America. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.